EXHIBIT 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO THE

RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED

OF

HG HOLDINGS, INC.

HG Holdings, Inc. (the “Corporation”) organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That the Board of Directors of the Corporation duly adopted a resolution proposing and declaring advisable and in the best interests of the Company and its stockholders the following amendment to the Restated Certificate of Incorporation of the Corporation, as amended (as amended, the “Amended and Restated Certificate of Incorporation”) and recommending that the stockholders of the Corporation consider and approve the resolution. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Restated Certificate of Incorporation, as amended, of HG Holdings, Inc. be, and it hereby is, amended to add the following after the first sentence of Article FOURTH thereof:

“Upon effectiveness (“Effective Time”) of this amendment to the Amended and Restated Certificate of Incorporation of the Corporation, a 12 for 1 reverse stock split of the Corporation’s Common Stock shall become effective, pursuant to which each 12 shares of Common Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time (“Old Common Stock”) shall be reclassified and split into 1 share of Common Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent 1 share of Common Stock from and after the Effective Time (“New Common Stock”). The number of authorized shares of Common Stock shall be unaffected by this action.

No fractional shares of Common Stock will be issued in connection with the reverse stock split. Stockholders of record who otherwise would be entitled to receive fractional shares, will be entitled to receive cash (without interest) in lieu of fractional shares, equal to such fraction multiplied by the 90-day Volume Weighted Average Price (“VWAP”) of our Common Stock on the exchange the Corporation is currently trading for the period immediately preceding the effective date of the Reverse Split (with such average closing sales prices being adjusted to give effect to the Reverse Split).

Each holder of record of a certificate or certificates for one or more shares of the Old Common Stock shall be entitled to receive as soon as practicable, upon surrender of such certificate, a certificate or certificates representing the largest whole number of shares of New Common Stock to which such holder shall be entitled pursuant to the provisions of the immediately preceding paragraphs, or if so indicated on the instruction form submitted with the certificate or certificates, evidence that such shares of new Common Stock are now held in book entry. Any certificate for one or more shares of the Old Common Stock not so surrendered shall be deemed to represent one share of the New Common Stock for each 12 shares of the Old Common Stock previously represented by such certificate.”

SECOND: That hereafter, pursuant to a resolution of its Board, an annual meeting of the stockholders of said corporation was duly called and held upon notice and in accordance with Section 222 of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: This Certificate of Amendment shall not become effective upon its filing date, but instead shall become effective as of 4 p.m., eastern time, on July 15, 2021.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer on this  25 day of  June, 2021.

HG HOLDINGS, INC. By: /s/ Bradley G. Garner Name: Bradley G. Garner Title: Principal Financial and Accounting Officer; Secretary (Authorized Officer)